Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC. REPORTS

FIRST QUARTER 2012 RESULTS

Record Total Revenues of $835.3 Million, a 12.5% Increase

Same Store Sales Increased 7.1%

Record Diluted Earnings per Share of $0.87

Plano, Texas, April 23, 2012 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced record revenues and earnings for the quarter ended March 31, 2012.

First Quarter 2012 Results

Total revenues for the quarter ended March 31, 2012, were $835.3 million, an increase of $93.1 million from total revenues of $742.2 million for the same period in the prior year. This 12.5% growth in total revenues was primarily due to an increase in revenue driven by both the Core U.S. and the RAC Acceptance segments. Same store sales for the quarter ended March 31, 2012 increased 7.1%.

Net earnings and net earnings per diluted share for the three months ended March 31, 2012 were $51.9 million and $0.87, respectively, as compared to $44.2 million and $0.69, respectively, for the same period in the prior year.

Net earnings and net earnings per diluted share for the three months ended March 31, 2011 were impacted by the following significant items, as discussed below:

•	A $7.3 million pre-tax impairment charge, or approximately $0.07 per share, related to the discontinuation of the financial services business; and

•	A $2.8 million pre-tax litigation expense, or approximately $0.03 per share, related to the settlement of wage and hour claims in California.

Collectively, these items reduced net earnings per diluted share by approximately $0.10 in the first quarter of 2011.

Net earnings per diluted share for the three months ended March 31, 2012, were $0.87, as compared to adjusted net earnings per diluted share of $0.79, when excluding the pre-tax impairment charge and litigation expense above, for the three months ended March 31, 2011, an increase of 10.1%. These results include dilution related to the Company’s international growth initiatives of approximately $0.07 per share for the three months ended March 31, 2012 and $0.02 per share for the same period in the prior year.

“We delivered excellent results in the quarter, as we reported both record total revenues and earnings,” said Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Total revenue and same store sales benefited in the quarter from more customers than expected exercising their early purchase option. However, this does not create recurring revenue,” Speese continued. “The demand for our products and services remained steady in the quarter. We believe we are well positioned with our marketing and advertising plans in place to continue to drive customer traffic. As such, we remain optimistic in achieving our 2012 total revenue and diluted earnings per share guidance as previously provided in our fourth quarter 2011 earnings press release,” Speese concluded.

Through the three month period ended March 31, 2012, the Company generated cash flow from operations of approximately $138.5 million, while ending the quarter with $107.0 million of cash on hand. In addition, during the three month period ended March 31, 2012, the Company reduced its outstanding indebtedness by approximately $88.9 million, which consisted of approximately $6.2 million in mandatory payments as well as a reduction of approximately $82.7 million under its revolving lines of credit.

2012 Guidance

The Company began presenting segmented financial information commencing with its Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, quarterly operating results are being reported on such segmented basis beginning with the quarter ended March 31, 2012. The Company is committed to high levels of disclosure and transparency with respect to its operating segments.

In addition, the Company made certain changes to its guidance practices. Beginning with the fourth quarter 2011 earnings press release, the Company began providing annual guidance with quarterly updates on the metrics below. The Company will no longer provide quarterly earnings per share guidance; however, the Company has made available on its web site (investor.rentacenter.com) a range of the percentage contribution to full year diluted earnings per share by quarter based on historical results since 2009. In future years, the Company will provide its initial annual guidance for the following fiscal year with the fourth quarter earnings press release. We believe these changes in guidance practice will allow management to focus on the Company’s long-term performance and the execution of our strategic plan as communicated in November 2010.

2012 Guidance

•	7% to 10% total revenue growth.

•	Low single digit growth in the Core U.S.

•	Over $300 million contribution from RAC Acceptance.

•	2.5% to 4.5% same store sales growth.

•	Split evenly between Core U.S. and the impact of RAC Acceptance.

•	100 basis points gross profit margin decrease.

•	Primarily due to the impact of RAC Acceptance.

•	50 basis points operating profit margin decrease.

•

Diluted earnings per share in the range of $3.00 to $3.20, including approximately $0.25 to $0.30 per share dilution related to our international growth initiatives, which now includes corporate allocations consistent with our segment reporting.

•	Capital expenditures of approximately $105 million.

•	The Company expects to open approximately 50 domestic rent-to-own store locations.

•	The Company expects to open approximately 200 domestic RAC Acceptance kiosks.

•	The Company expects to open approximately 60 rent-to-own store locations in Mexico.

•	The Company expects to open approximately 10 rent-to-own store locations in Canada.

•

The 2012 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after April 23, 2012.

2011 Significant Items

Financial Services Charge. As previously reported, the Company recorded an $18.9 million pre-tax impairment charge during the fourth quarter of 2010 related to the discontinuation of the financial services business. The charge with respect to discontinuing the operations of all 331 store locations related primarily to fixed asset disposals, goodwill impairment, loan write-downs and other miscellaneous items. During the first quarter of 2011, the Company recorded an additional pre-tax impairment charge of $7.3 million related primarily to loan write-downs, fixed asset disposals (store reconstruction), and other miscellaneous items. For the three month period ended March 31, 2011, this pre-tax impairment charge of $7.3 million reduced net earnings per diluted share by approximately $0.07.

Settlement of Wage & Hour Claims in California. As previously reported, the Company recorded a $2.8 million pre-tax litigation expense during the first quarter of 2011 in connection with the settlement of certain putative class actions pending in California alleging various claims, including violations of California wage and hour laws. For the three month period ended March 31, 2011, this pre-tax litigation expense of $2.8 million reduced net earnings per diluted share by approximately $0.03.

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Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, April 24, 2012, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,070 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 765 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 220 rent-to-own stores operating under the trade name of “ColorTyme.” For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company’s failure to comply with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company’s current and potential customers; economic conditions affecting consumer spending; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter

Vice President of Investor Relations

(972) 801-1214

david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended March 31,
	2012	2011	2011
(In thousands of dollars, except per share data)	After Significant Items (GAAP Earnings)	Before Significant Items (Non-GAAP Earnings)	After Significant Items (GAAP Earnings)
Total Revenues	$835,254	$742,178	$742,178
Operating Profit	92,034	90,539	80,419	(1)(2)
Net Earnings	51,941	50,551	44,230	(1)(2)
Diluted Earnings per Common Share	$0.87	$0.79	$0.69	(1)(2)
Adjusted EBITDA	$111,363	$107,075	$107,075

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$83,238	$80,933	$70,813
Add back:
Impairment Charge	—	—	7,320
Litigation Expense	—	—	2,800
Interest Expense, net	8,796	9,606	9,606
Depreciation of Property Assets	17,994	15,678	15,678
Amortization and Write-down of Intangibles	1,335	858	858

Adjusted EBITDA	$111,363	$107,075	$107,075

(1)	Includes the effects of a $7.3 million pre-tax impairment charge in the first quarter of 2011 related to the discontinuation of the financial services business. The charge reduced net earnings per diluted share by approximately $0.07 for the three month period ended March 31, 2011.
(2)	Includes the effects of a $2.8 million pre-tax litigation expense in the first quarter of 2011 related to the settlement of wage and hour claims in California. The expense reduced net earnings per diluted share by approximately $0.03 for the three month period ended March 31, 2011.

SELECTED BALANCE SHEET HIGHLIGHTS

	March 31,
(In thousands of dollars)	2012	2011
Cash and Cash Equivalents	$106,966	$145,000
Receivables, net	44,886	47,228
Prepaid Expenses and Other Assets	69,949	56,942
Rental Merchandise, net
On Rent	757,670	675,013
Held for Rent	185,799	180,512
Total Assets	$2,815,493	$2,679,254

Senior Debt	$351,740	$358,584
Senior Notes	300,000	300,000
Total Liabilities	1,402,134	1,284,510
Stockholders’ Equity	$1,413,359	$1,394,744

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended March 31,
(In thousands of dollars, except per share data)	2012	2011
	Unaudited
Revenues
Store
Rentals and Fees	$677,981	$610,428
Merchandise Sales	122,859	99,266
Installment Sales	17,495	16,687
Other	4,932	5,339

	823,267	731,720
Franchise
Merchandise Sales	10,613	9,146
Royalty Income and Fees	1,374	1,312

Total Revenues	835,254	742,178

Cost of Revenues
Store
Cost of Rentals and Fees	163,359	135,649
Cost of Merchandise Sold	95,016	68,579
Cost of Installment Sales	6,298	6,048
Franchise Cost of Merchandise Sold	10,164	8,754

Total Cost of Revenues	274,837	219,030

Gross Profit	560,417	523,148

Operating Expenses
Salaries and Other Expenses	430,803	397,198
General and Administrative Expenses	36,245	34,553
Amortization and Write-down of Intangibles	1,335	858
Impairment Charge	—	7,320
Litigation Expense	—	2,800

Total Operating Expenses	468,383	442,729

Operating Profit	92,034	80,419

Interest Expense	8,977	9,760
Interest Income	(181)	(154)

Earnings Before Income Taxes	83,238	70,813

Income Tax Expense	31,297	26,583

NET EARNINGS	$51,941	$44,230

BASIC WEIGHTED AVERAGE SHARES	59,252	63,353

BASIC EARNINGS PER COMMON SHARE	$0.88	$0.70

DILUTED WEIGHTED AVERAGE SHARES	59,935	64,292

DILUTED EARNINGS PER COMMON SHARE	$0.87	$0.69

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS

	Three Months Ended March 31, 2012
(In thousands of dollars)	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenues	$727,830	$87,728	$7,709	$11,987	$835,254
Gross profit	510,057	43,170	5,367	1,823	560,417
Operating profit	95,208	2,868	(6,760)	718	92,034
Depreciation	15,756	828	1,385	25	17,994
Amortization	438	897	—	—	1,335
Capital expenditures	20,341	1,344	5,743	—	27,428
Rental merchandise, net
On rent	592,402	155,273	9,995	—	757,670
Held for rent	177,063	1,632	7,104	—	185,799
Total assets	2,519,404	237,246	54,535	4,308	2,815,493

	Three Months Ended March 31, 2011
(In thousands of dollars)	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenues	$689,530	$38,413	$3,777	$10,458	$742,178
Gross profit	496,684	22,085	2,675	1,704	523,148
Operating profit	82,060	(586)	(1,823)	768	80,419
Depreciation	14,915	404	320	39	15,678
Amortization	106	752	—	—	858
Capital expenditures	20,509	925	5,710	—	27,144
Rental merchandise, net
On rent	613,666	56,334	5,013	—	675,013
Held for rent	177,154	1,077	2,281	—	180,512
Total assets	2,521,223	135,136	18,832	4,063	2,679,254

	000000000	000000000	000000000	000000000	000000000
	Location Activity—Three Months Ended March 31, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,994	750	80	216	4,040
New location openings	4	45	7	4	60
Closed locations
Merged with existing locations	14	18	—	—	32
Sold or closed with no surviving location	1	14	—	2	17

Locations at end of period	2,983	763	87	218	4,051
Acquired locations closed and accounts merged with existing locations	2	—	—	—	2